Exhibit 4.11
BENSON HILL, INC.
DESCRIPTION OF SECURITIES
The following summary of the material terms of the securities of Benson Hill, Inc. is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to Benson Hill, Inc.’s Second Amended and Restated Certificate of Incorporation (the “Charter”), Benson Hill, Inc.’s Second Amended and Restated Bylaws (the “Bylaws”) and the warrant-related documents described herein, which are exhibits to Benson Hill Inc.’s Annual Report on Form 10-K for the year ended December 31, 2023 (the “Annual Report”). We encourage you to read each of the Charter, the Bylaws, the warrant-related documents described herein and the applicable provisions of the Delaware General Corporation Law (“DGCL”) in their entirety for a complete description of the rights and preferences of our securities.
On September 29, 2021 (the “Closing Date”), Star Peak Corp II (“STPC”), a special purpose acquisition company, consummated the previously announced merger (the “Closing”) pursuant to that certain Agreement and Plan of Merger, dated May 8, 2021 (the “Merger Agreement”), by and among STPC, STPC Merger Sub Corp., a Delaware corporation and wholly-owned subsidiary of STPC (“Merger Sub”), and Benson Hill, Inc., a Delaware corporation (“Legacy Benson Hill”). Pursuant to the terms of the Merger Agreement, a business combination between STPC and Legacy Benson Hill was effected through the merger of Merger Sub with and into Legacy Benson Hill, with Legacy Benson Hill surviving the transaction as a wholly-owned subsidiary of STPC (the “Merger”). On the Closing Date, STPC changed its name to Benson Hill, Inc. and Legacy Benson Hill changed its name to Benson Hill Holdings, Inc.
Unless the context indicates otherwise, references herein to the “Company,” “Benson Hill,” “we,” “us,” “our” and similar terms refer to Benson Hill, Inc. (f/k/a/ Star Peak Corp II) and its consolidated subsidiaries. References to “STPC” refer to our predecessor company prior to the consummation of the Merger. Capitalized terms used but not otherwise defined herein have the meanings assigned to them in the Annual Report.
Authorized Capital Stock
The Company is authorized to issue 441,000,000 shares of capital stock, consisting of 440,000,000 shares of Common Stock, $0.0001 par value per share (“Common Stock”), and 1,000,000 shares of preferred stock, $0.0001 par value per share (“Preferred Stock”).
Common Stock
The outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable.
Voting Power
Except as otherwise required by law, the Charter or the Bylaws, each holder of Common Stock is entitled to cast one vote per share on any matter that is submitted to a vote of stockholders. Delaware law allows for cumulative voting only if provided for in a corporation’s charter; however, the Charter does not authorize cumulative voting.
Dividends
Subject to the rights of the holders of each outstanding series of Preferred Stock, the holders of shares of Common Stock are entitled to participate ratably on a per share basis in any dividends or distributions as may be declared by our Board of Directors (the “Board”) from time to time out of any assets or funds of the Company legally available for the payment thereof.
Liquidation, Dissolution and Winding Up
Upon the dissolution, liquidation or winding up of the Company, the holders of Preferred Stock are entitled to a liquidation preference over holders of Common Stock as follows: after the payment of the full amount that the holders of Preferred Stock are entitled to, the remaining available assets shall be distributed on a pro rata basis to the holders of Common Stock and the holders of Preferred Stock, but only to the extent that the holders of Preferred Stock shall be entitled to participate in such distributions in accordance with the terms of such Preferred Stock and applicable law.
Preemptive or Other Rights
The Company’s stockholders have no conversion rights or preemptive or other subscription rights. There are no sinking fund or redemption provisions applicable to our Common Stock.
Election of Directors
The Charter provides that our stockholders shall elect directors to serve until the next annual meeting of stockholders and until his or her successor will have been elected and qualified, or until such director’s earlier death, resignation, disqualification or removal from office. Except in a contested election, the vote required for election of a director by our stockholders is the affirmative vote of a majority of the votes cast in favor of or against the election of a nominee at a meeting of stockholders. In a contested election, the directors shall be elected by a plurality of the votes cast at a meeting of stockholders by the holders of stock entitled to vote in such election.
Preferred Stock
The Charter provides that shares of Preferred Stock may be issued from time to time in one or more series. The Board is authorized to fix the voting rights, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series of Preferred Stock. The Board is able, without stockholder approval, to issue Preferred Stock with voting and other rights that could adversely affect the voting power and other rights of the holders of our Common Stock and could have anti-takeover effects. The ability of the Board to issue Preferred Stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of the Company or the removal of existing management.
As of December  31, 2021, there were no shares of Preferred Stock outstanding. Although we do not currently intend to issue any shares of Preferred Stock, we cannot assure you that we will not do so in the future.
Warrants
The Public Warrants and the Private Placement Warrants (together, the “Warrants”) were issued in registered form under the Warrant Agreement between us and Continental Stock Transfer & Trust Company, as warrant agent. For a complete description of the terms and conditions of the Warrants, please refer to the Warrant Agreement filed as an exhibit to the Annual Report.
Public Warrants
Each whole Warrant entitles the registered holder to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on January 8, 2022, except as discussed in the immediately succeeding paragraph. Pursuant to the Warrant Agreement, a Warrant holder may exercise its Warrants only for a whole number of shares of Common Stock. This means only a whole Warrant may be exercised at a given time by its holder. The Warrants will expire on September 9, 2026 (which is five years after the Closing Date), at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We are not obligated to deliver any shares of Common Stock pursuant to the exercise of a Warrant and have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Common Stock underlying the Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No Warrant is exercisable and we are not obligated to issue a share of Common Stock upon exercise of a Warrant unless the Common Stock issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant is not entitled to exercise such Warrant and such Warrant may have no value and expire worthless. In no event are we required to net cash settle any Warrant.
On October 22, 2021, we filed with the SEC a registration statement on Form S-1 for the registration, under the Securities Act, of the shares of Common Stock issuable upon exercise of the Warrants, which was declared effective by the SEC on November 3, 2021 (“Registration Statement No. 333-260447”), and we will use our commercially reasonable efforts to maintain the effectiveness of such registration statement and a current prospectus relating to those shares of Common Stock until the Warrants expire or are redeemed, as specified in the Warrant Agreement; provided that if our Common Stock is at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the shares of Common Stock issuable upon exercise of the Warrants is not effective by the 60th day after the Closing Date, Warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but we will use our commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the Warrants for that number of shares of Common Stock equal to the lesser of (i) the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the Warrants by (y) the fair market value and (ii) 0.361. The “fair market value” as used in this paragraph shall mean the volume weighted average price of Common Stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.
Redemption of Warrants when the price per share of Common Stock equals or exceeds $18.00
Once the Warrants become exercisable, we may redeem the outstanding Warrants (except as described herein with respect to the Private Placement Warrants):
•in whole and not in part;
•at a price of $0.01 per Warrant;
•upon a minimum of 30 days’ prior written notice of redemption to each Warrant holder; and
•if, and only if, the closing price of our Common Stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a

Warrant as described under the heading “Anti-dilution Adjustments” below) for any 20 trading days within a 30-trading day period ending three trading days before we send the notice of redemption to the Warrant holders.
We will not redeem the Warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of Common Stock issuable upon exercise of the Warrants is then effective and a current prospectus relating to those shares of Common Stock is available throughout the 30-day redemption period. If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Warrant exercise price. Any such exercise would not be done on a “cashless” basis and would require the exercising Warrant holder to pay the exercise price for each Warrant being exercised. If the foregoing conditions are satisfied and we issue a notice of redemption of the Warrants, each Warrant holder will be entitled to exercise his, her or its Warrant prior to the scheduled redemption date. However, the price of our Common Stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant as described under the heading “Anti-dilution Adjustments” below) as well as the $11.50 Warrant exercise price after the redemption notice is issued.
Redemption of Warrants when the price per share of Common Stock equals or exceeds $10.00
Once the Warrants become exercisable, we may redeem the outstanding Warrants (except as described herein with respect to the Private Placement Warrants):
•in whole and not in part;
•at $0.10 per Warrant upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their Warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our Common Stock (as defined below) except as otherwise described below;
•if, and only if, the closing price of our Common Stock equals or exceeds $10.00 per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant as described under the heading “Anti-dilution Adjustments” below) for any 20 trading days within the 30-trading day period ending three trading days before we send the notice of redemption to the Warrant holders; and
•if the closing price of the Common Stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the Warrant holders is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant as described under the heading “Anti-dilution Adjustments” below), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.
Beginning on the date the notice of redemption is given until the Warrants are redeemed or exercised, holders may elect to exercise their Warrants on a cashless basis. The numbers in the table below represent the number of shares of Common Stock that a Warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our Class A common stock on the corresponding redemption date (assuming holders elect to exercise their Warrants and such Warrants are not redeemed for $0.10 per Warrant), determined for these purposes based on volume-weighted average price of our Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Warrants, each as set forth in the table below. We will provide our Warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.
The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a Warrant or the exercise price of a Warrant is adjusted as set forth under the heading “Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a Warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exercise price of the Warrant after such adjustment and the denominator of which is the exercise price of the Warrant immediately prior to such adjustment. In such an event, the number of shares in the table below shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Warrant as so adjusted. If the exercise price of a Warrant is adjusted as a result of raising capital in connection with the initial business combination pursuant to the fifth paragraph under the heading “Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value (as defined below) and the Newly Issued Price (as defined in Registration Statement No. 333-260447) as set forth under the heading “Anti-dilution Adjustments” and the denominator of which is $10.00.

	Fair Market Value of Common Stock
Redemption Period (period to expiration of Warrants)	<10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	>18.00
60 months	0.261	0.280	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	0.000	0.000	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Common Stock to be issued for each Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of our Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Warrants is $11.00 per share, and at such time there are 57 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.277 shares of Common Stock for each whole Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of our Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.298 shares of Common Stock for each whole Warrant. In no event will the Warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 shares of Common Stock per Warrant (subject to adjustment). Finally, as reflected in the table above, if the Warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of Common Stock.
This redemption feature is structured to allow for all of the outstanding Warrants to be redeemed when our Common Stock is trading at or above $10.00 per share, which may be at a time when the trading price of our Common Stock is below the exercise price of the Warrants. We have established this redemption feature to provide us with the flexibility to redeem the Warrants without the Warrants having to reach the $18.00 per share threshold described under the heading “Redemption of Warrants when the price per share of Common Stock equals or exceeds $18.00” above. Holders choosing to exercise their Warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their Warrants based on an option pricing model with a fixed volatility input as of January 5, 2021. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding Warrants, and therefore have certainty as to our capital structure as the Warrants would no longer be outstanding and would have been exercised or redeemed. We are required to pay the applicable redemption price to Warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the Warrants if we determine it is in our best interest to do so. As such, we would redeem the Warrants in this manner when we believe it is in our best interest to update our capital structure to remove the Warrants and pay the redemption price to the Warrant holders.
As stated above, we can redeem the Warrants when our Common Stock is trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing Warrant holders with the opportunity to exercise their Warrants on a cashless basis for the applicable number of shares. If we choose to redeem the Warrants when our Common Stock is trading at a price below the exercise price of the Warrants, this could result in the Warrant holders receiving fewer shares of Common Stock than they would have received if they had chosen to wait to exercise their Warrants for shares of Common Stock if and when our Common Stock was trading at a price higher than the exercise price of $11.50.
No fractional shares of Common Stock will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Common Stock to be issued to the Warrant holder. If, at the time of redemption, the Warrants are exercisable for a security other than our

Common Stock pursuant to the Warrant Agreement, the Warrants may be exercised for such security. At such time as the Warrants become exercisable for a security other than our Common Stock, we will use commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the Warrants.
Ownership limit
A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Common Stock issued and outstanding immediately after giving effect to such exercise.
Anti-dilution Adjustments
If the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering made to all or substantially all holders of Common Stock entitling holders to purchase shares of Common Stock at a price less than the “historical fair market value” (as defined below) will be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Common Stock) and (ii) one minus the quotient of (x) the price per share of Common Stock paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for shares of Common Stock, in determining the price payable for shares of Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of our Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which our Common Stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of the shares of Common Stock on account of such shares of Common Stock (or other securities into which the Warrants are convertible), other than (i) as described above, or (ii) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.10 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of Common Stock issuable on exercise of each Warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.10 per share, then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Common Stock in respect of such event.
If the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock.
Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (i) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment and (ii) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.
In addition, if the volume-weighted average trading price of our Common Stock during the 20 trading day period starting on the trading day prior to the Closing (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and $18.00 per share redemption trigger prices described above under the headings “Redemption of Warrants when the price per share of Common Stock equals or exceeds $10.00” and “Redemption of Warrants when the price per share of Common Stock equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.
In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than those described above or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding shares of Common Stock, the holder of a Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such Warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. If less than 70% of the consideration receivable by the holders of shares of Common

Stock in such a transaction is payable in the form of shares of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within thirty days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Warrants when an extraordinary transaction occurs during the exercise period of the Warrants pursuant to which the holders of the Warrants otherwise do not receive the full potential value of the Warrants.
The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the Warrants and the Warrant Agreement set forth in the prospectus related to STPC’s initial public offering, or defective provision, (ii) amending the provisions relating to cash dividends on shares of Common Stock as contemplated by and in accordance with the Warrant Agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the Warrants, provided that the approval by the holders of at least 65% of the then-outstanding Public Warrants is required to make any change that adversely affects the interests of the registered holders of Public Warrants.
The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Warrants being exercised. The Warrant holders do not have the rights or privileges of holders of Common Stock and any voting rights until they exercise their Warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.
Anti-Takeover Effects of the Charter, the Bylaws and Certain Provisions of Delaware Law
The Charter, the Bylaws and the DGCL contain certain provisions, as summarized in the following paragraphs, that are intended to enhance the likelihood of continuity and stability in the composition of the Board. These provisions are intended to avoid costly takeover battles, reduce the Company’s vulnerability to a hostile change of control and enhance the ability the Board to maximize stockholder value in connection with any unsolicited offer to acquire the Company. However, these provisions may have an anti-takeover effect and may delay, deter, or prevent a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of Common Stock held by stockholders.

•Issuance of undesignated preferred stock: Under the Charter, the Board has the authority, without further action by the stockholders, to issue up to 1,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by the Board. The existence of authorized but unissued shares of preferred stock enables the Board to make it more difficult to attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.
•Election and removal of directors and Board vacancies: The Charter provides that, in the event of a contested election, directors will be elected by a plurality vote. The Charter and the Bylaws also provide that the Board has the right to increase or decrease the size of the Board, provided there are at least five and no more than fifteen directors, and to fill vacancies on the Board. Directors may be removed only for cause by the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors. Only the Board is authorized to fill vacant directorships. In addition, the number of directors constituting the Board may be set only by resolution adopted by a majority vote of the directors then in office. These provisions prevent stockholders from increasing the size of the Board and gaining control of the Board by filling the resulting vacancies with their own nominees.
•Requirements for advance notification of stockholder nominations and proposals: The Bylaws include advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors that specify certain requirements as to the timing, form and content of a stockholder’s notice. Business that may be conducted at an annual meeting of stockholders will be limited to those matters properly brought before the meeting. These provisions may make it more difficult for our stockholders to bring matters before our annual meeting of stockholders or to nominate directors at annual meetings of stockholders.
•No written consent of stockholders: The Charter requires that, subject to the rights of the holders of any series of Preferred Stock, all stockholder actions be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting. This limit may lengthen the amount of time required to take stockholder actions and would prevent the amendment of our Bylaws or removal of directors by our stockholders without holding a meeting of stockholders.
•Stockholder ability to call special meetings: The Charter and Bylaws provide that the Secretary of the Company may call special meetings of stockholders at the request of the holders of a majority of the voting power of the issued and outstanding shares of capital stock of the Company entitled to vote and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders.
•Amendments to the Charter and the Bylaws: The Charter provides that, prior to September 29, 2024 (the “Sunset Date”), which is the third anniversary of the Closing Date, the affirmative vote of at least 66-2∕3% of the voting power of the outstanding shares of capital stock entitled to vote thereon, voting together as a single class, shall be required to (i) adopt, amend or repeal the Bylaws or (ii) to amend or repeal articles in the Charter related to the Board, amendments of the Company’s governing documents, stockholder actions, limitation of director liability and indemnification, mergers and other business combinations, corporate opportunity, forum selection and certain miscellaneous provisions. On or after the Sunset Date, the Bylaws may be adopted, amended or repealed, and such provisions of the Charter may be amended or repealed, by the affirmative vote of the majority of the voting power of the outstanding shares of capital stock entitled to vote thereon, voting together as a single class. Notwithstanding the foregoing, the Bylaws may at all times be adopted, altered, amended or repealed by the affirmative vote of a majority of the directors then in office.

•Business combinations: The Charter provides that, prior to the Sunset Date, (i) no acquisition of the Company by another entity (subject to limited exceptions) and (ii) no sale of all or substantially all of the Company’s assets shall be valid unless first approved by the affirmative vote of at least 66-2/3% of the voting power of the outstanding shares of capital stock entitled to vote on such matters, voting as a single class. On or after the Sunset Date, no event described in the preceding clauses (i) and (ii) shall be valid unless first approved by the affirmative vote of at least a majority of the voting power of the outstanding shares of capital stock of the Company entitled to vote on such matters, voting as a single class.
These provisions are designed to enhance the likelihood of continued stability in the composition of the Board and its policies, to discourage certain types of transactions that may involve an actual or threatened acquisition of the Company and to reduce our vulnerability to an unsolicited acquisition proposal. We also designed these provisions to discourage certain tactics that may be used in proxy fights. However, these provisions could have the effect of discouraging others from making tender offers for our securities and, as a consequence, they may also reduce fluctuations in the market price of our securities that could result from actual or rumored takeover attempts.
Delaware General Corporation Law Section 203
As a Delaware corporation, we are also subject to the anti-takeover provisions of Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in a business combination specified in the statute with an interested stockholder (as defined in the statute) for a period of three years after the date of the transaction in which the person first becomes an interested stockholder, unless the business combination is approved in advance by a majority of the independent directors or by the holders of at least two-thirds of the outstanding disinterested shares. The application of Section 203 of the DGCL could have the effect of delaying or preventing a change of control of the Company.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, the Company’s stockholders have appraisal rights in connection with a merger or consolidation of the Company. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.
Stockholders’ Derivative Actions
Under the DGCL, any of the Company’s stockholders may bring an action in the Company’s name to procure a judgment in the Company’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of the Company’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.
Exclusive Forum
The Charter provides that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum, to the fullest extent permitted by law, for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a breach of a fiduciary duty owed by any director, officer or other employee to us or our stockholders, (iii) any action asserting a claim against us or any director, officer, or other employee arising pursuant to any provision of the DGCL, the Charter or the Bylaws, (iv) any action to interpret, apply, enforce, or determine the validity of the Charter or the Bylaws, or (v) any other action asserting a claim that is governed by the internal affairs doctrine, shall be the Court of Chancery of the State of Delaware (or another state court or the federal court located within the State of Delaware if the Court of Chancery does not have or declines to accept jurisdiction), in all cases subject to the court’s having jurisdiction over indispensable parties named as defendants. In addition, the Charter provides that the federal district court for the District of Delaware (or, in the event such court does not have jurisdiction, the federal district courts of the United States) will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act but that the forum selection provision will not apply to claims brought to enforce a duty or liability created by the Exchange Act. Although we believe these provisions benefit the Company by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors and officers. Although the Charter contains the choice of forum provisions described above, it is possible that a court could find that such provisions are inapplicable for a particular claim or action or that such provisions are unenforceable.
Conflicts of Interest
Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors, or stockholders. The Charter, to the extent allowed by Delaware law, renounces any interest or expectancy that the Company has in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to the Company’s officers, directors or their respective affiliates in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have, and the Company renounces any expectancy that any of the directors or officers of the Company will offer any such corporate opportunity of which they may become aware to the Company, except with respect to any of the directors or officers of the Company regarding a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of the Company and (i) such opportunity is one the Company is legally and contractually permitted to undertake and would otherwise be reasonable for it to pursue and (ii) the director or officer is permitted to refer that opportunity to the Company without violating any legal obligation.
Limitations on Liability and Indemnification of Officers and Directors
The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Charter includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of the Company and its stockholders, through stockholders’ derivative suits on the Company’s behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.
The Bylaws provide that the Company must indemnify and advance expenses to the Company’s directors and officers to the fullest extent authorized by the DGCL. We also are expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for the Company’s directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.
The limitation of liability, advancement and indemnification provisions in the Charter and the Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties.

These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and its stockholders. In addition, your investment may be adversely affected to the extent the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
There is currently no pending material litigation or proceeding involving the Company’s directors, officers or employees for which indemnification is sought.
Rule 144
Pursuant to Rule 144, a person who has beneficially owned restricted shares of our Common Stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.
Persons who have beneficially owned restricted shares of our Common Stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•1% of the total number of shares of Common Stock then outstanding; or
•the average weekly reported trading volume of our Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and
•at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.
As a result, our initial stockholders will be able to sell their Founder Shares (as defined in Registration Statement No. 333-260447) and Private Placement Warrants, as applicable, pursuant to Rule 144 without registration one year after the Closing Date.
Lock-Up Arrangements
In connection with STPC’s initial public offering, the Sponsor and certain of its transferees (collectively, the “Sponsor Parties”) entered into a Letter Agreement with STPC and in connection with the consummation of the Merger, the Sponsor Parties entered into a sponsor support agreement with

STPC, pursuant to which, among other things, they agreed, subject to certain exceptions, not to transfer or dispose of (i) the 8,066,000 shares of Common Stock held by the Sponsor and the Sponsor Parties (the “Sponsor Shares”) until the earlier of (A) one year following the closing of the Merger, (B) the date that the closing price of our Common Stock equals or exceeds $12.00 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), for 20 trading days within any 30-trading day period following the 150th day following the Merger and (C) the consummation of a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property (subject to certain exceptions) and (ii) the Private Placement Warrants (and any shares of Common Stock issued or issuable upon the exercise of such Private Placement Warrants) held by the Sponsor Parties for 30 days following the Closing.
In connection with the consummation of the Merger, certain substantial holders of Legacy Benson Hill’s common stock (determined on an as-converted basis) (the “New Holders”) each entered into a lock-up agreement with the Company (collectively, the “Lock-Up Agreements”), pursuant to which the New Holders agreed, subject to certain exceptions, to not transfer or dispose of New Benson Hill Common Stock held by them until the earlier of (i) six months after the consummation of the Merger and (ii) the date after the closing on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of New Benson Hill’s stockholders having the right to exchange their equity holdings in the Company for cash, securities or other property.
Investor Rights Agreement
In connection with the Closing, STPC, the holders of the Founder Shares (including the Sponsor), and certain equityholders of Legacy Benson Hill (collectively, the “IRA Parties”), entered into that certain Investor Rights Agreement, which became effective upon the Closing (the “IRA”). Under the terms of the IRA, we agreed to file a registration statement registering for resale under the Securities Act all of the Common Stock held by the IRA Parties, including the Sponsor Shares and the Sponsor Earn Out Shares (as defined in Registration Statement No. 333-260477). In accordance with the IRA, the IRA Parties and their permitted transferees are entitled to, among other things, customary registration rights, including demand, piggy-back and shelf registration rights, with respect to their Founder Shares, their Private Placement Warrants (including any shares of Common Stock issuable upon exercise thereof) and certain other securities as described therein. The IRA also provides that we will pay certain expenses relating to such registrations and indemnify the registration rights holders against (or make contributions in respect of) certain liabilities which may arise under the Securities Act. In addition, until the third anniversary of the Closing Date and pursuant to the terms and conditions of the IRA, the Sponsor will have the right, but not the obligation, to designate two individuals to be appointed or nominated, as the case may be, for election to the Board.
Subscription Agreements
Under the terms of the Subscription Agreements, the Company agreed to file a registration statement registering for resale under the Securities Act all of the PIPE Shares acquired by the PIPE Investors. The Company will use its commercially reasonable efforts to maintain the continuous effectiveness of such registration statement, and to be supplemented and amended to the extent necessary to ensure that such registration statement is available or, if not available, that another registration statement is available for the resale of the PIPE Shares, until the earliest of (i) the third anniversary of the Closing, (ii) the date on which the a PIPE Investor ceases to hold any such PIPE Shares issued pursuant to a Subscription Agreement, or (iii) the first date on which a PIPE Investor is able to sell all of its PIPE Shares issued pursuant to a Subscription Agreement (or shares received in exchange therefor) under Rule 144 within 90 days without being subject to the public information, volume or manner of sale limitations of such rule.

The Subscription Agreements provide for customary rights of the Company to delay or postpone the effectiveness of such registration statement, and from time to time to require the PIPE Investor not to sell under the such registration statement or to suspend the use thereof, provided that the Company may not delay or suspend such registration statement on more than two occasions or for more than ninety consecutive calendar days, or more than one hundred twenty total calendar days, in each case during any twelve-month period. The Subscription Agreements also provide that the Company, on the one hand, and each PIPE Investor, severally and not jointly with any other PIPE Investor, on the other hand, will indemnify the other parties against certain liabilities which may arise under the Securities Act in connection with such registration statement.
Transfer Agent and Registrar
The transfer agent for Benson Hill capital stock is Continental Stock Transfer & Trust Company.
Listing
Our Common Stock is listed on the NYSE under the symbol “BHIL”.
Our Public Warrants are listed on the OTC Markets Pink Sheets under the symbol “BHILW”.